EXHIBIT 99.1

New Self-Destructing Instant Messaging Technology That Provides Users Privacy and
Security Unveiled by BigString Corporation

Innovative Application Prevents Logging, Saving or Screen Printing IMs

RED BANK, N. J., April 16, 2008 -- BigString Corporation (OTCBB: BSGC) today unveiled a new self-destructing instant messaging technology that enables users to send instant messages (IMs) that self-destruct after being sent.  Additionally, IMs sent via BigString’s service cannot be copied, logged or screen-printed.   BigString IM is a free advertising supported service available at http://www.bigstring.com.  It is available as a web version or as a free plug-in for AOL’s AIM.

The patent-pending technology leaves no trail or copy of the IM on any server once the message self-destructs. The time for self-destruction is set by the sender, and can be set to disappear in as little as a few seconds to over an hour.  The sender can also choose a number of visual effects for the self-destruction. A message will disappear in real time simultaneously from both the sending and receiving IM screens.

“We have become so complacent about texting, chatting and gossiping online that we have forgotten that our conversations might be stored and archived forever.  Just ask a politician like New York Governor David Paterson, a celebrity like Charlie Sheen, or the American Idol contestant whose private pictures were spread around the Internet against her will. That’s why we created an application that now gives consumers back their privacy and control,” said Darin Myman, President and CEO of BigString. He added that, “‘Going BigString’ gives you the ability to have a private and secure online conversation with the peace of mind that it will disappear at the exact time you chose.”

Recent surveys indicate that over 70% of Internet users use some form of IMing with over 25% using a form of IM at work. “This makes the secure concept of  ‘Going BigString,’ a natural for all those communicating in real time online,” stated Mr. Myman.

About BigString

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services.  In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, BigString’s patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

Public Relations:

Andrea Jayson
Jayson Marketing Group
andreajayson@aol.com
(914) 238-2231

Joe Favorito
Fatherknickerbocker1@yahoo.com
(917) 566-8345

Investor Relations:

Rick McCaffrey, OTC Financial Network,
rick@otcfn.com, http://www.otcfn.com/bsgc
(781) 444-6100 x 621